EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:                      Judith I. Wawroski

International Bancshares Corporation

(956) 722-7611

INTERNATIONAL BANCSHARES CORPORATION RANKED AMONG

BEST BANKS IN AMERICA BY FORBES MAGAZINE

Laredo-based holding company moved up in rank to #19 from #47

(January 22, 2018) LAREDO, Texas — International Bancshares Corporation (NASDAQ: IBOC) has been ranked among the nation’s best banks by business publishing giant Forbes magazine. The $12.2 billion Laredo-based multibank financial holding company ranked 19th on the prestigious list of the 100 Best Banks in America based on factors such as its asset quality, capital adequacy, growth and profitability. In 2017, IBC Bank was ranked 47th on the same list.

“Moving up from 47th on the list to 19th is confirmation that we’re on the right track when it comes to having one of the strongest, most reliable financial institutions in the country,” said IBC Bank Chairman and CEO Dennis E. Nixon. “It’s gratifying, once again, to be recognized by Forbes Magazine.”

The ninth annual “100 Best Banks” list is developed by Forbes Magazine based on data compiled by S&P Global Market Intelligence. Rankings reflect factors including return on average tangible equity, return on average assets, net interest margin, efficiency ratio, net charge-offs as a percent of total loans, nonperforming assets as a percentage of assets, reserves as a percentage of non-performing loans, two capital ratios (Tier 1 and risk-based) and operating revenue growth over the last 12 months. All the data used in the evaluation is based on regulatory filings for the period ending September 30, 2017.

Forbes Magazine has recognized IBC Bank as one of “America’s Best Banks” in 2017, 2012 and 2010 and as one of its “100 Most Trustworthy Companies” in 2017, 2014 and 2012. It also listed IBC Bank as one of “America’s 100 Largest Banks” in 2017.  Among other factors, IBC Bank’s ranking was based on its $12.2 billion in assets, a 10 percent return on average total common equity and a 55 percent efficiency ratio.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 193 facilities and 296 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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